New Perspective Fund

September 30, 2014

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$280,895
Class B	-
Class C	$848
Class F1	$9,609
Class F2	$15,742
Total	$307,094
Class 529-A	$10,501
Class 529-B	-
Class 529-C	$80
Class 529-E	$353
Class 529-F1	$499
Class R-1	$121
Class R-2	$621
Class R-2E	-
Class R-3	$8,712
Class R-4	$13,609
Class R-5	$14,172
Class R-6	$70,648
Total	$119,316

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3000
Class B	-
Class C	$0.0227
Class F1	$0.2782
Class F2	$0.3971
Class 529-A	$0.2747
Class 529-B	-
Class 529-C	$0.0089
Class 529-E	$0.1870
Class 529-F1	$0.3536
Class R-1	$0.0463
Class R-2	$0.0378
Class R-2E	-
Class R-3	$0.1932
Class R-4	$0.2981
Class R-5	$0.3990
Class R-6	$0.4199

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	955,627
Class B	5,214
Class C	37,307
Class F1	31,735
Class F2	56,844
Total	1,086,727
Class 529-A	40,161
Class 529-B	766
Class 529-C	9,230
Class 529-E	1,942
Class 529-F1	1,594
Class R-1	2,776
Class R-2	16,113
Class R-2E	0*
Class R-3	44,719
Class R-4	49,122
Class R-5	36,333
Class R-6	191,502
Total	394,258

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$38.12
Class B	$37.58
Class C	$36.91
Class F1	$37.91
Class F2	$38.11
Class 529-A	$37.75
Class 529-B	$37.24
Class 529-C	$36.89
Class 529-E	$37.39
Class 529-F1	$37.74
Class R-1	$36.65
Class R-2	$36.93
Class R-2E	$38.12
Class R-3	$37.34
Class R-4	$37.69
Class R-5	$38.15
Class R-6	$38.21

* Amount less than one thousand